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                                                                     EXHIBIT 11

                                       CALIFORNIA ENERGY COMPANY, INC.

                               CALCULATION OF EARNINGS PER SHARE IN ACCORDANCE
                                   WITH INTERPRETIVE RELEASE NO. 34-9083

                              (dollars in thousands, except per share amounts)
                                               ___________________
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                                                 Three Months Ended                   Six months Ended
                                                       June 30                            June 30
                                                 1994           1993                1994          1993
Actual weighted average
shares outstanding for the period           33,411,002      35,428,393         34,182,853      35,387,238

Dilutive stock options and warrants
using average market prices                  2,472,489       3,014,112          2,644,035       3,170,104

Total number of shares based on
shares outstanding and the
assumption that dilutive stock
options and warrants will be
exercised at average stock market
prices                                      35,883,491      38,442,505         36,826,888      38,557,342

Additional dilutive stock options
and warrants using ending market
price                                                -               -                  -               -

Total shares based on shares out-
standing and the assumption that
dilutive stock options and warrants
will be exercised at ending market
price if more dilutive                      35,883,491      38,442,505         36,826,888      38,557,342

Income before extraordinary item and
change in accounting principle              $    8,379      $   10,650          $  16,986      $   18,134

Extraordinary item                                   -               -             (2,007)              -

Cumulative effect of change in
accounting principle                                 -               -                  -           4,100

Net income                                       8,379          10,650             14,979          22,234

Less: Series C preferred stock
dividends                                        1,236           1,143              2,436           2,250

Net income available for common
shares                                      $    7,143      $    9,507          $  12,543      $   19,984

Primary earnings per share before
extraordinary item and change in
accounting principle                        $      .20      $      .25          $     .40      $      .41

Extraordinary item per share                         -               -               (.06)              -
Cumulative effect of change in
accounting principle per share                       -               -                  -             .11

Primary earnings per share                  $      .20      $      .25          $     .34      $      .52

Fully diluted earnings per share
based on SEC interpretive release
No. 34-9083                                 $      .20      $      .25          $     .34      $      .52
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